UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Important Notice Requesting Action As a client of 6 Meridian and current shareholder of 6 Meridian Funds ETFs, please read this notice as action steps are recommended. Over the next few days, you will be receiving a proxy notice via regular mail. This proxy is to cast your vote at an upcoming shareholder meeting for the 6 Meridian Funds (The Fund) for which you are a shareholder. The mailing will come from AST, The Funds’ proxy solicitation firm. We ask that you please read the proxy carefully and do not discard. The two proposals included in the proxy are: • Approval of a new investment advisory agreement between The Fund and Exchange Traded Concepts, the current Adviser of The Fund. • Approval for the payment of accrued advisory fees to the Adviser for its service to The Fund from May 7, 2022, until the new investment advisory agreement is approved by shareholders.

Please be advised that no changes have been made to the funds management, fees or expenses. The Fund values and requests your active participation in the shareholder meeting. Please follow the voting instructions contained in the written notice as soon as you receive it. Thank you for your assistance. E / 6MERIDIANETFS@SEIC.COM P / 866-SIXM-ETF HTTPS://LINK.EDGEPILOT.COM/S/99A7D1F6/IE-MDROICUWFML5ZBPI5JG?U=HTTP://WWW.6MERIDIANFUNDS.COM/ 6 Meridian 8301 E. 21st St. North Ste. 150 Wichita, KS 67206 USA E / 6MERIDIANETFS@SEIC.COM P / 866-SIXM-ETF

HTTPS://LINK.EDGEPILOT.COM/S/99A7D1F6/IE-MDROICUWFML5ZBPI5JG?U=HTTP://WWW.6MERIDIANFUNDS.COM/ 6 Meridian 8301 E. 21st St. North Ste. 150 Wichita, KS 67206 USA CAREFULLY CONSIDER THE FUNDS’ INVESTMENT OBJECTIVES, RISK FACTORS, CHARGES AND EXPENSES BEFORE INVESTING. THIS AND ADDITIONAL INFORMATION CAN BE FOUND IN THE FUNDS’ PROSPECTUS OR SUMMARY PROSPECTUSES, WHICH MAY BE OBTAINED BY VISITING 6MERIDIANFUNDS.COM/INVESTOR-MATERIALS. INVESTORS SHOULD READ IT CAREFULLY BEFORE INVESTING OR SENDING MONEY. The Funds are distributed by SEI Investments Distribution Co. which is not affiliated with Exchange Traded Concepts, LLC or any of its affiliates. Investing involves risk, including possible loss of principal. The funds are non-diversified. The funds are actively managed and there is no guarantee the securities selected or the strategies employed will achieve the intended results. The funds rely heavily on quantitative models as well as data and information supplied by third parties that are utilized by the models. To the extent the models do not perform as designed or as intended, the Funds’ strategies may not be successfully implemented and the Funds may lose value. If the models or data are incorrect or incomplete, any decisions made in reliance thereon may lead to the inclusion or exclusion of securities that would have been excluded or included had the models or data been correct and complete. Small cap risk for SIXH, SIXL, SIXS: Investments in smaller companies typically exhibit higher volatility. REIT risk for SIXL, SIXS: In addition to the normal risks associated with investing, narrowly focused investments typically exhibit higher volatility. REIT investments are subject to changes in economic conditions, credit risk and interest rate fluctuations. SIXH-specific risk: By writing covered call options in return for the receipt of premiums, the Fund will give up the opportunity to benefit from potential increases in the value of the reference index above the exercise prices of such options, but will continue to bear the risk of declines in the value of the reference index. The premiums received from the options may not be sufficient to offset any losses sustained from the volatility of the underlying stocks over time. In addition, the Fund’s ability to sell the securities underlying the options will be limited while the options are in effect unless the Fund cancels out the option positions through the purchase of offsetting identical options prior to the expiration of the written options.

An inverse ETF is designed to lose value as the underlying benchmark increases in value, a result that is opposite from traditional mutual funds, and shareholders of inverse ETFs will lose money when the value of the underlying benchmark rises. Definition of index call option copied from the prospectus: As the seller of an index call option, the Fund receives a premium from the purchaser. The purchaser of the index call option has the right to any appreciation in the value of the index over the exercise price upon the exercise of the call option or the expiration date. If, at expiration, the purchaser exercises the index option sold by the Fund, the Fund will pay the purchaser the difference between the cash value of the index and the exercise price of the index option. The premium, the exercise price and the market value of the index determine the gain or loss realized by the Fund as the seller of the index call option. A covered call refers to transaction in the financial market in which the investor selling call options owns the equivalent amount of the underlying security. To execute this an investor holding a long position in an asset then writes (sells) call options on that same asset to generate an income stream. Beta is a measure of the volatility, or systematic risk, of a security or portfolio, in comparison to the market as a whole. E-mail sent through the Internet is not secure or confidential. 6 Meridian LLC reserves the right to monitor all e-mail. Any information provided in this e-mail has been prepared from sources believed to be reliable, but is not guaranteed by 6 Meridian LLC and is not a complete summary or statement of all available data necessary for making an investment decision. Any information provided is for informational purposes only and does not constitute a recommendation. This e-mail is intended only for the person or entity to which it is addressed and may contain confidential and/or privileged material. Any review, retransmission, dissemination or other use of, or taking of any action in reliance upon, this information by persons or entities other than the intended recipient is prohibited. If you received this message in error, please contact the sender immediately and delete the material from your computer. UNSUBSCRIBE FROM THIS LIST | VIEW THIS EMAIL IN YOUR BROWSER | FORWARD THIS NEWSLETTER